Exhibit 10.1

TERM LOAN AGREEMENT

¥21,300,000,000

ZIMMER BIOMET G.K.

as Borrower

and

SUMITOMO MITSUI BANKING CORPORATION

as the Bank

Dated as of September 22, 2017

TERM LOAN AGREEMENT

This TERM LOAN AGREEMENT, dated as of September 22, 2017 (as it may be amended, extended, replaced or renewed from time to time, the “Agreement”), between ZIMMER BIOMET G.K., a company organized under the laws of Japan (the “Borrower”), and SUMITOMO MITSUI BANKING CORPORATION, a Japanese banking corporation (the ‘‘Bank’’), sets forth the binding agreement of the parties.

RECITALS:

WHEREAS, the Borrower has requested that the Bank extend a loan to it in the principal amount of TWENTY ONE BILLION THREE HUNDRED MILLION JAPANESE YEN (¥21,300,000,000) (the ‘‘Loan”) to be used by the Borrower to refinance existing debt; and

WHEREAS, the Bank has agreed to make the Loan to the Borrower, on the terms and subject to the conditions set forth in this Agreement;

NOW THEREFORE, the parties hereto agree as follows:

ARTICLE 1. DEFINITIONS AND CONSTRUCTION

1.01    Defined Terms. In addition to the terms defined above, as used in this Agreement, the following terms shall have the meanings set forth below. Unless otherwise defined herein, terms defined in the Reference Agreement shall have the meanings therein ascribed to them.

“Breakage Cost” means any loss or cost that the Bank notifies the Borrower has been incurred by the Bank as a result of (i) any payment of the principal of the Loan at a time other than as scheduled hereunder (whether voluntarily, as a result of acceleration, demand or otherwise), or (ii) the Borrower’s failure to take any amount of principal of the Loan on the date agreed upon. Breakage Costs include, but are not limited to, any loss or cost (including loss of profit or margin) connected with the Bank’s re-employment of the amount so prepaid or of those funds acquired by the Bank to fund the Loan not taken on the agreed upon date and any costs arising from the termination or modification of any interest rate swap or option, cross currency swap or option, or any other funding contract or arrangement entered into for purposes of funding the Loan or any portion thereof or setting the rate thereon.

“Business Day” means any day that is not a Saturday, a Sunday or a day on which banks in New York, New York and Tokyo, Japan, are authorized or obligated by law or regulation to be closed, and shall be further limited to one on which the Bank (or its affiliate in the London interbank market) is open for business in Dollar deposits and Japanese Yen deposits in London, England.

“Default” means an event which, with the giving of notice or the passing of time or both, would constitute an Event of Default.

“Dollars”, “U.S. Dollars”, “U.S.$”, and “$” means lawful money of the United States of America.

“Drawdown Date” means September 27, 2017.

“Event of Default” means any of the events or conditions set forth in Article 7 hereof.

‘‘Fixed Rate’’ means 0.635% per annum.

‘‘Guarantor” means Zimmer Biomet Holdings, Inc., a Delaware corporation.

‘‘Interest Payment Date’’ means the 15th day of each calendar month (subject to the provisions of Section 2.06 with respect to payments on non-Business Days), commencing on October 15, 2017 and ending on the Maturity Date.

“Japanese Yen” and “¥” means lawful money of Japan.

“Lending Office” means the office of the Bank at 277 Park Avenue, New York, New York or such other office as the Bank may hereafter designate as the office from or at which the Loan is maintained and for the account of which all payments on the Loan are to be made.

‘‘Letter of Guarantee’’ means the guarantee provided by the Guarantor in favor of the Bank in support of the Borrower’s indebtedness hereunder and under the Note, to be delivered to the Bank pursuant to Section 3.01(b)(iii) as a condition to the making of the Loan, which shall be substantially similar in form and substance to the undertakings provided by Section 12.16 of the Reference Agreement.

“Loan Document” means this Agreement, the Reference Agreement (to the extent incorporated by reference herein), the Note, the Letter of Guarantee, and any other agreement, document, instrument or contract entered into or furnished to the Bank in connection with any of the foregoing documents or supporting, securing or otherwise relating to the Loan.

“Maturity Date” means September 27, 2022.

“Note” shall have the meaning assigned to such term in Section 2.03(c) hereof.

“Reference Agreement” means the $2,250,000,000 Credit Agreement dated as of September 30, 2016 among Zimmer Biomet Holdings, Inc., Zimmer Biomet G.K., ZB Investment Luxembourg S.Á.R.L., the Borrowing Subsidiaries parties thereto, the Lenders named therein, JPMorgan Chase Bank, N.A. as General Administrative Agent, JPMorgan Chase Bank, N.A. Tokyo Branch, as Japanese Administrative Agent, and J.P. Morgan Europe Limited, as European Administrative Agent, a copy of which is attached hereto as Exhibit B, as such agreement is in effect on the date of this Agreement.

1.02    Incorporation of Terms of Reference Agreement. Sections 1.03 (Terms Generally) and 1.04 (Accounting Terms, GAAP) of the Reference Agreement shall be incorporated herein by reference with the same effect as if set out in full, mutatis mutandis. Pertinent definitions in Section 1.01 (Defined Terms) of the Reference Agreement shall be incorporated herein by reference with the same effect as if set forth in full, mutatis mutandis. When a term specifically defined herein is also defined in the Reference Agreement, the definition in this Agreement shall control, by way of example and not by way of limitation, as used in this Agreement “Loan” shall mean a loan in Japanese Yen advanced under this Agreement, rather than any advance of funds made under the Reference Agreement. In adapting all provisions of the Reference Agreement incorporated by reference in various articles of this Agreement, it is understood that the Bank shall be entitled to occupy the position of the General Administrative Agent or the Japanese Administrative Agent, as applicable, shall be entitled to receive the notices that are required to be given to each such Administrative Agent, have the powers given to such Administrative Agents, and shall constitute 100% of the Lenders.

ARTICLE 2. THE LOAN

2.01    Amount and Terms of Commitment. The Bank agrees, on the terms and subject to the conditions set forth herein, to make a Loan to the Borrower in an aggregate principal amount equal to TWENTY ONE BILLION THREE HUNDRED MILLION JAPANESE YEN (¥21,300,000,000). The Loan shall be advanced in a single drawing on the Drawdown Date.

2.02    Procedure for Borrowing. Subject to the conditions set forth in Article 3, the Bank will advance the entire principal amount of the Loan to the Borrower by wire transfer of immediately available funds, by 2:00 p.m., New York City time, on the Drawdown Date, in accordance with the following instructions:

Bank Name:	Sumitomo Mitsui Banking Corporation
Swift Code:	SMBCJPJT
Branch Name (Branch Code):	Head Office (200)
Address:	1-2, Marunouchi 1-chome, Chiyoda-ku, Tokyo 100-0005, JAPAN
A/C Name:	Zimmer Biomet G.K.
A/C No:	Checking account # XXXXXX

2.03    Repayment of Loan; Evidence of Debt.

(a)    Repayment. The Borrower hereby unconditionally promises to pay to the Bank, on the Maturity Date, the entire principal amount of the Loan then outstanding.

(b)    Recordkeeping. The Bank will record in its internal records the date and amount of the Loan, the amount of principal and interest due and payable from time to time hereunder, each payment thereof and the resulting unpaid principal balance of the Loan. Any such recordation will be rebuttable presumptive evidence of the accuracy of the information so recorded. Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligations of the Borrower hereunder or under the Note to pay the principal of and interest on the Loan.

(c)    Promissory Note. The Loan shall be evidenced by a promissory note (the “Note”) in the form set forth in Exhibit A hereto. The Borrower shall prepare, execute and deliver to the Bank the Note payable to the Bank in the amount of the Loan.

2.04    Prepayment of Loan. The Borrower shall have the right at any time and from time to time to prepay the Loan in whole or in part. The Borrower shall notify the Bank by telephone (confirmed by telecopy) of any voluntary prepayment hereunder not later than 11:00 a.m., New York time, at least 3 Business Days before the date of any such prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount to be prepaid. Each partial prepayment of the Loan shall be in a minimum amount of the equivalent in Japanese Yen, as determined by the Bank immediately prior to such payment, of $100,000 or a higher integral multiple of $50,000. Each prepayment of the Loan shall (i) be accompanied by accrued interest to the extent required by Section 2.05 and (ii) be subject to the satisfaction of the provisions of Section 8.05. Amounts prepaid pursuant to this Section 2.04 may not be reborrowed.

2.05    Interest.

(a)    Interest Generally. The Borrower agrees to pay interest on the principal balance of the Loan outstanding from time to time at a rate equal to the Fixed Rate.

(b)    Default Interest. Notwithstanding the foregoing, if any principal of or interest on the Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to the sum of the Fixed Rate plus 2%. Interest payable pursuant to this Section 2.05(b) shall be payable on demand.

(c)    Computation and Payment of Interest. All interest hereunder shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed. Accrued interest on the Loan shall be payable in arrears on each Interest Payment Date, provided that (i) interest accrued pursuant to subsection (b) of this Section shall be payable on demand or, in the absence of demand, in arrears on the last Business Day of each calendar month and (ii) in the event of any repayment or prepayment of the Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment.

2.06    Payments Generally.

(a)    Payments by the Borrower. The Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees, or amounts payable under Article 8, or otherwise) not later than the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, not later than 11:00 a.m., New York City time), on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Bank, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made by federal wire to Sumitomo Mitsui Banking Corporation, Tokyo Head Office, Account Number: 2701, Swift Code: SMBCJPJT, Attention: USCB Loan Services Department (Reference: Zimmer Biomet G.K.), or to such other location or in such other manner as the Bank shall inform the Borrower in writing. If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day (and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension), unless such succeeding Business Day falls in the next calendar month, in which case payment shall be due on the preceding Business Day. All payments under each Loan Document shall be made in Japanese Yen. Amounts prepaid or repaid shall not be available for reborrowing.

(b)    Application of Insufficient Payments. If at any time insufficient funds are received by and available to the Bank to pay fully all amounts of principal, interest, fees and other amounts then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, and (ii) second, towards payment of principal then due hereunder, and (iii) third, towards payment of any other amounts then due hereunder.

2.07     Upfront Fee. On or before the date of this Agreement, the Borrower shall pay to the Bank an upfront facility fee equal to the principal amount of the Loan, as set forth in Section 2.01, times 10 basis points. This fee is non-refundable and will be deemed fully earned when paid.

ARTICLE 3. CONDITIONS PRECEDENT

3.01    Conditions Precedent to Drawdown. The obligation of the Bank to make the Loan hereunder is subject to the fulfillment of the following conditions precedent, as determined by the Bank:

(a)    Representations and Warranties. All representations and warranties made by the Borrower in this Agreement or in connection herewith shall be true and correct on the date of this Agreement and the Drawdown Date as if made as of and on such date.

(b)    Documentation. On or prior to the date of this Agreement, the Bank shall have received all of the following, each of which shall have been duly executed by the Borrower (or, in the case of the Letter of Guarantee, the Guarantor) and shall be otherwise satisfactory in form and substance to the Bank: (i) a copy of this Agreement; (ii) the Note, substantially in the form attached hereto as Exhibit A; and (iii) the Letter of Guarantee.

(c)    Corporate Authorizations. The Bank shall have received such documents and certificates as the Bank or its counsel may reasonably request relating to the authority of each of the Borrower and the Guarantor to enter into the transactions contemplated by this Agreement and to execute and deliver this Agreement, the Note, all Loan Documents and the Letter of Guarantee, all in form and substance reasonably satisfactory to the Bank and its counsel.

(d)    No Event of Default or Default. No Event of Default and no Default shall have occurred and be continuing on the date of this Agreement or on the Drawdown Date.

(e)    Fees. On each Drawdown Date, the Borrower shall have irrevocably paid in full all fees then due and payable, including the fees described in Section 2.07.

ARTICLE 4. REPRESENTATIONS AND WARRANTIES

To induce the Bank to make the Loan, the Borrower hereby makes to the Bank the representations and warranties made by it in Article VI (Representations and Warranties) of the Reference Agreement, as if they were contained in this Agreement, mutatis mutandis, provided that references to financial statements shall be made with reference to the most recently available financial statements as of the date of this Agreement.

ARTICLE 5. AFFIRMATIVE COVENANTS

So long as any obligation or indebtedness to Bank remains outstanding hereunder, the Borrower covenants and agrees with the Bank that, unless the Bank waives compliance in writing, it will perform, abide by and fulfill all the covenants and undertakings in Article VIII (Affirmative Covenants) of the Reference Agreement, as if they were contained in this Agreement, mutatis mutandis.

ARTICLE 6. NEGATIVE COVENANTS

So long as any obligation or indebtedness to Bank remains outstanding hereunder, the Borrower covenants and agrees, with the Bank that, unless the Bank waives compliance in writing, it will perform, abide by and fulfill all the covenants and undertakings in Article IX (Negative Covenants) of the Reference Agreement, as if they were contained in this Agreement, mutatis mutandis.

ARTICLE 7. EVENTS OF DEFAULT

In case of the happening of any of the following events (each an “Event of Default”):

(a)    any representation or warranty made or deemed made in or in connection with the execution and delivery of this Agreement or the Loan hereunder shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;

(b)    default shall be made in the payment of any principal of the Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(c)    default shall be made in the payment of any interest on the Loan or any fee or any other amount (other than an amount referred to in paragraph (b) above) due hereunder, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five Business Days;

(d)    default shall be made in the due observance or performance of any covenant, condition or agreement contained in Section 8.06 (Litigation and Other Notices) or Article IX (Negative Covenants) of the Reference Agreement, as incorporated herein;

(d)    default shall be made in the due observance or performance of any covenant, condition or agreement contained herein (other than those specified in (b), (c) or (d) above) or in any other Loan Document and such default shall continue unremedied for a period of 30 days after notice thereof from the Bank to the Borrower;

(e)    any the events or conditions described in subsections (e), (f), (g), (h), (i), (j) or (k) of Article X (Events of Default) of the Reference Agreement shall occur or exist, and each such section (including the defined terms used therein) is hereby incorporated by reference, mutatis mutandis, as if it were fully set forth in this Agreement; or

(f)    the Letter of Guarantee shall cease to be, or shall be asserted by the Guarantor not to be, a valid and binding obligation on the part of the Guarantor;

then, and in every such event (other than an event with respect to the Borrower described in paragraph (g) or (h) of Article X (Events of Default) of the Reference Agreement), and at any time thereafter during the continuance of such event, the Bank shall, by notice to the Borrower, declare the Loan then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loan so declared to be due and payable, together with accrued interest thereon and any unpaid accrued fees and all other liabilities of the Borrower accrued hereunder, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived anything contained herein to the contrary notwithstanding; and, in any event with respect to the Borrower described in paragraph (g) or (h) of Article X (Events of Default) of the Reference Agreement, the principal of the Loan then outstanding, together with accrued interest thereon and any unpaid accrued fees and all other liabilities of the Borrower accrued hereunder shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived anything contained herein to the contrary notwithstanding.

ARTICLE 8. OVERRIDING EVENTS, COSTS AND EXPENSES

8.01    Japanese Yen Transaction. This is an international loan transaction in which the specification of Japanese Yen and payment in the United States is of the essence, and Japanese Yen shall be the currency of account, of advance and of payment in all events. The obligation of the Bank to advance and of the Borrower to pay amounts due hereunder shall not be discharged by payment of an amount in another currency or in another place, whether pursuant to a judgment or otherwise. In the event that any payment, whether pursuant to a judgment or otherwise, shall be made in a currency other than Japanese Yen or in a place other than within the United States, such amount shall be promptly converted into Japanese Yen and transferred to New York under normal banking procedures at then prevailing spot market foreign exchange rates. In the event that any such payment does not satisfy the obligations of the Borrower hereunder, the Bank shall be entitled to demand immediate payment of, and shall have a separate cause of action against the Borrower for, the deficiency in respect of the payments due to it.

8.02    Increased Costs and Other Matters. Sections 5.10 (Increased Costs), 5.11 (Break Funding Payments) and 5.12 (Taxes) of the Reference Agreement (including the defined terms used therein) are hereby incorporated by reference, mutatis mutandis, as if they were fully set forth in this Agreement.

8.03    Payment of Charges. All amounts payable to the Bank pursuant to this Article 8, shall be payable upon the written demand of the Bank. A certificate of the Bank setting forth the basis in reasonable detail for the determination of such amounts shall be conclusive as to the determination of such amount in the absence of numerical error.

8.04    Expenses. The Borrower agrees to promptly pay the Bank for all reasonable out-of-pocket expenses incurred by the Bank in connection with the preparation, execution and delivery, the amendment or modification and the enforcement of this Agreement and the Note, including, without limitation, fees and expenses of counsel.

8.05    Indemnity. The Borrower shall, on demand, indemnify the Bank against any Breakage Costs and any and all other costs, losses, expenses or liabilities sustained or incurred by the Bank (“Special Costs”) as a result of (i) the Loan not being made for any reason, including, without limitation, non-fulfillment of any of the conditions set forth in Article 3; (ii) the occurrence of any Event of Default or the failure of a warranty set forth in Article 4; (iii) the accelerated repayment of the Loan pursuant to Article 7; (iv) the repayment, prepayment, receipt or recovery in any other manner of the Loan or any other amount due under any Loan Document on any day other than the day scheduled for the repayment, prepayment, receipt or recovery thereof; or (v) the failure of the Borrower to make prepayment after having given notice thereof to the Bank pursuant to Section 2.04.

ARTICLE 9. MISCELLANEOUS

9.01    Amendments, Etc. No amendment, modification, termination, or waiver of any provision of any Loan Document to which the Borrower is a party, nor consent to any departure by the Borrower from any Loan Document to which it is a party, shall in any event be effective unless the same shall be in writing and signed by the Bank, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it is given.

9.02    Governing Law; Jurisdiction; Consent to Service of Process.

(a)    This Agreement and the Note shall be governed by and construed in accordance with the laws of the State of New York.

(b)    Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Subject to the foregoing and to paragraph (b) below, nothing in this Agreement shall affect any right that any party hereto may otherwise have to bring any action or proceeding relating to this Agreement against any other party hereto in the courts of any jurisdiction.

(c)    The Borrower hereby irrevocably appoints Zimmer Biomet Holdings, Inc. as its agent for the service of process in any action referred to in Section 9.02(b) and agrees that service of process in any such proceeding may be made by mailing or delivering a copy thereof to it care of Zimmer Biomet Holdings, Inc. at the address for notice set forth in Section 9.05.

9.03    Waiver (a) No failure or delay of the Bank to require performance by the Borrower or to enforce any provision of this Agreement or the Note shall prejudice its rights to require performance thereof and to enforce such provision unless and until such performance has been waived in writing in accordance with Section 9.01 hereof. Any waiver of an Event of Default shall be effective only in accordance with its terms and may be restricted or conditioned in any way.

(b)    EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).

9.04    Counterparts. This Agreement may be signed in any number of counterparts. Any single counterpart or a set of counterparts signed, in either case, by all the parties hereto shall constitute a full and original agreement for all purposes.

9.05    Notices. Any notice required or permitted to be given hereunder shall be in writing and shall be (i) delivered personally or by overnight courier; (ii) transmitted by first class mail, postage prepaid; or (iii) transmitted by telex or fax to the parties at their addresses or fax numbers, as applicable, set forth below. All notices and other communications shall be effective on (i) the date of receipt if delivered personally or by overnight courier; (ii) the date of receipt if transmitted by mail; or (iii) the date of transmission, with confirmed answerback if transmitted by telex, or upon receipt of a legible copy, if transmitted by fax. Any party may change its address for the purposes hereof by notice to the other parties in accordance with this Section 9.05.

To the Borrower:

Zimmer Biomet G.K.

c/o Zimmer Biomet Holdings, Inc.

345 East Main Street

Warsaw, IN 46580

Attention:         Michael R. Shapiro

Telephone:       (574) 371-8896

Fax:                  (574) 372-4864

To the Bank:

Sumitomo Mitsui Banking Corporation

601 S. Figueroa Street, Suite 1800

Los Angeles, CA 90017

Attention:      USCB-Healthcare

Telephone:    (213) 452-7800

Fax:               (213) 623-6832

9.06    Successors and Assigns; Assignments; Participations. This Agreement shall be binding upon and inure to the benefit of the Borrower and the Bank and their respective successors and assigns, except that the Borrower may not assign or transfer the Loan or any of its rights or obligations under any Loan Document without the prior written consent of the Bank. The Bank may at any time (i) transfer, negotiate, assign, or sell participating interests in the Loan and its other interests under the Loan Documents to one or more other financial institutions or (ii) create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement and the Note in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Board or U.S. Treasury Regulation 31 CFR §203.14, and such Federal Reserve Bank may enforce such security interest or pledge in any manner permitted under applicable law.

9.07    Set-Off. If an Event of Default shall have occurred and be continuing, the Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Bank to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement, irrespective of whether or not the Bank shall have made any demand under this Agreement and although such obligations may be unmatured. The Bank’s rights under this Section 9.07 are in addition to other rights and remedies (including other rights of setoff) which the Bank may have.

9.08    PATRIOT Act. The Bank hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56) (the “Act”), it is required to obtain, verify and record information that identifies each borrower, guarantor or grantor (each, a “Loan Party”), which information includes the name and address of each Loan Party and other information that will allow the Bank to identify such Loan Party in accordance with the Act.

[Remainder of page intentionally left blank; signatures appear on following page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized signatories.

ZIMMER BIOMET G.K.

By its Sole Managing Member,
Zimmer Switzerland Holdings, LLC

By:	/s/ DANIEL P. FLORIN
Daniel P. Florin
Executive Manager

SUMITOMO MITSUI BANKING CORPORATION

By:	/s/ KATSUYUKI KUBO
Name:	Katsuyuki Kubo
Title:	Managing Director

EXHIBIT A

[Form of]

PROMISSORY NOTE

¥21,300,000,000	September 27, 2017

FOR VALUE RECEIVED, ZIMMER BIOMET G.K. (the “Borrower”) promises to pay to SUMITOMO MITSUI BANKING CORPORATION (the “Bank”), at its offices at 277 Park Avenue, New York, NY 10172, the principal sum of TWENTY ONE BILLION THREE HUNDRED MILLION JAPANESE YEN (¥21,300,000,000) (or such lesser amount as shall equal the unpaid principal amount of the Loan made by the Bank to the Borrower under the Loan Agreement (as hereinafter defined)), in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Loan Agreement, and to pay interest on the unpaid principal amount of such Loan, at such office, in like money and funds, for the period commencing on the date of such Loan until such Loan shall be paid in full, at the rates per annum and on the dates provided in the Loan Agreement.

Each payment made on account of the principal of this Note shall be recorded by the Bank on its books and, prior to any transfer of this Note, endorsed by the Bank on a schedule to be attached hereto, provided that the failure of the Bank to make any such recordation or endorsement shall not affect the obligations of the Borrower to make a payment when due of any amount owing under the Loan Agreement or hereunder in respect of the Loan.

This Note is the Note referred to in, and is entitled to the benefits of, the ¥21,300,000,000 Term Loan Agreement dated as of September 22, 2017 (as modified and supplemented and in effect from time to time, the “Loan Agreement”) between the Borrower and the Bank, and evidences the Loan made by the Bank to the Borrower thereunder. Terms used but not defined in this Note have the respective meanings assigned to them in the Loan Agreement.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive diligence, presentment, demand, protest and notice of protest, demand, dishonor, non-payment and all other notices of any kind.

The Loan Agreement provides for the acceleration of the maturity of this Note on the occurrence of certain events, and for prepayments of the Loan upon the terms and conditions specified therein.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

ZIMMER BIOMET G.K.

By its Sole Managing Member,
Zimmer Switzerland Holdings, LLC

By:
Daniel P. Florin
Executive Manager

EXHIBIT B

[attach copy of Reference Agreement]